PERSONAL AND CONFIDENTIALWithout Prejudice

April  9, 2022

BY EMAIL [__]

Mr. Roderick O’Reilly

4078 West 12 Vancouver BC V6R 2P3

Dear Rod:

As we discussed on April 8, 2022, your employment with Change Healthcare Canada Company (the “Company”) will be terminated without cause, effective April 10, 2022 (“Termination Date”).

The purpose of this letter is to outline the manner in which your employment will come to an end and to offer to you a severance package (which is described below in Section 6).

Notwithstanding the offer, and obligations set out and detailed below, any exercise or settlement of stock options that occurred before March 16, 2020 will be subject to Canadian tax.  For any exercise of stock options that were vested before March 16, 2020, but exercised after March 16, 2020,  U.S. tax will apply at time of exercise/settlement. Where tax equalization applies, the Company will cover any difference between the US and Canadian tax amounts, plus gross up on the difference at time of exercise/settlement. Tax equalization does not apply to equity that is unvested as of March 16, 2020.

In the event of a net overpayment to you, you agree to return the amount of any such overpayment to the Company.

1.	Statutory Entitlements

Under the Employment Standards Act, (“ESA”), and pursuant to your Employment Agreement dated December 22, 2020 (“Employment Agreement”),  you are entitled to eight (8) weeks of pay in lieu of notice of termination (or statutory termination pay in lieu of such notice).

2.	Termination Documentation/Outstanding Wages

Your Record of Employment will be electronically forwarded to Service Canada within five (5) days of your last payroll cycle and will be available through your “My Service Canada Account”

(www.servicecanada.gc.ca).

No later than the next regular pay date following the Termination Date, you will receive any outstanding monies then still owing to you, including any accrued vacation pay.

3.	Return of Property

No later than five (5) days following your Termination Date, you must return any of the Company’s property as directed by Linda Whitley Taylor.

4.	Post-Employment Obligations

Even though your employment with the Company will be ending, we wish to remind you that you will remain legally obligated to hold in confidence and to never use or disclose to anyone, including but not limited to any new employer, any and all non-public, sensitive and/or proprietary information relating to the business or affairs of the Company and its affiliates, including but not limited to: recipes and formulas; legal and/or litigation information; products in development; marketing plans and strategies; profit margins; customer data and pricing; customer discounts; customer buying habits; new business opportunities; and, employee compensation.

We also wish to remind you of your ongoing obligations, including your non-competition and non-solicitation obligations that are described in your Employment Agreement.

5.	Severance Offer Conditions

In order to be eligible to receive the Enhanced Severance Package (detailed in Section 6 below), the following conditions must be fulfilled:

(a)	you must confirm in writing that you have returned all property belonging to the Company as per your obligations described above in Section 3;

(b)	you must honour your ongoing obligations as set out in the Employment Agreement; and

(c)

you must honour the obligations as described above in Section 4, and you must maintain the confidentiality of this severance package offer and not disclose it to any third party (including any current or former employees of the Company), although you may discuss this severance package offer with your spouse or legal or financial advisors as long as they agree to maintain confidentiality;

(d)

you must refrain from making any oral or written remarks about the Company and/or its affiliates, including about their personnel, that are untrue, defamatory, disparaging, or otherwise derogatory, or from engaging in conduct that is intended, or likely, to harm their reputations or relationships with employees or customers;

(e)	you must sign and return this letter and the attached Full and Final Release of All Claims to me before 5:00 p.m. by April 10, 2022 to indicate your acceptance of its terms and conditions;

(f)	you must not be terminated from Change Healthcare for just cause, as described in the Employment Agreement, before the Termination Date.

Failure to fulfill any of these conditions will cause you to immediately forfeit the Enhanced Severance package described below in Section 6. In that case, you agree that the Company’s only obligation to you by reason of the ending of your employment will be to provide you with only the minimum working notice to which you are entitled under the ESA.

6.	Enhanced Severance Package Offer

As outlined in the Employment Agreement, you are eligible for a severance package in accordance with the U.S. Executive Severance Guidelines (“Guidelines”) which was adjusted to comply with the minimum requirements under the ESA. Assuming that you satisfy all of the conditions described above in Section 5, then, the Company will provide you with the following:

a.	Lump sum payment of $706,383.00 CAD (less applicable withholdings and deductions), representing twelve (12) months of your base salary;

b.	Medical, dental, and prescription drug group benefits continuation for in-country coverage, under the Company’s Canada group insurance plans, for you and your spouse until April 30, 2023.

c.	Executive physical benefit until April 30, 2023.

(the “Enhanced Severance Payment”). The Enhanced Severance Payment is inclusive of your statutory entitlements pursuant to the ESA. The Enhanced Severance Payment will be paid to you on the Company’s first regular pay date after you sign and return the enclosed Full and Final Release of All Claims. The Enhanced Severance Payment will be considered to fully satisfy any amounts to which you could be entitled by reason of the termination of your employment, including pursuant to any contract of employment, the “common law,” the ESA,  any incentive plan, or otherwise.

d.

Annual Incentive Program (AIP) Award. You are eligible to be considered for the remainder of the discretionary AIP Award for FY 2022 (ending March 31, 2022) in accordance with the terms and conditions of the Plan, other than the requirement to be an employee at the time of payment. Payment of the AIP Award, if any, will be made at such time as payments are made to actively employed AIP participants. You will not be eligible for an AIP Award for FY 2023.

e.

Equity Awards. Any outstanding stock options and other grants, under the Change Healthcare Inc. 2019 Omnibus Incentive Plan and the Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan (the “Stock Plans”), (such grants, the “Equity Awards”), will be treated in accordance with the terms and conditions of the Stock Plans and Executive’s award agreements thereunder and/or any related documents, including with respect to treatment of Equity Awards in connection with any dividend on the common stock of Change Healthcare, Inc. Notwithstanding the foregoing to the extent that Executive provides continued services to the Company and its affiliates as a consultant following the Termination Date, such service shall be deemed continued “employment” for all purposes under the Stock Plans. For additional information about any such awards, you may contact [___]
f.	Group RRSP. The Company will not continue the Group RRSP as part of any separation package.

g.

U.S. Supplemental 401(k). Balance will be automatically paid to you within 90 days of your separation date. Payment will be processed by payroll and paid via direct deposit to your bank account on record.

h.	U.S. 401(k). Balance will remain in your account until you request a distribution.

7.	Conclusion

We want you to know that the Company has put considerable thought into its severance package offer for you, and we believe that it is a fair one. Whether or not you accept the severance package offer detailed above at Section 6, you agree to treat this severance package offer as confidential and, specifically acknowledge that you may not, without prior written consent of the Company, discuss it with any current or former employees of the Company. You are, however free to disclose this severance package offer and its specific terms with your immediate family, spouse, and professional advisers, as required.

We are happy to discuss with you the means by which you would like us to announce this decision and to discuss messaging, including presenting your departure from the Company as a mutually agreed-upon parting of ways (which, if you accept the terms of the Enhanced Severance Payment outlined in this letter, it would indeed be), or a continuing consulting or advisory role with the Company.

Please consult your Employment Agreement as certain parts of that agreement will continue to apply to you even after you have ceased working for the Company, including your obligations concerning confidentiality of information, non-competition, and non-solicitation.

If you require any more information about the severance package offer, please direct your questions to me. If you would like to accept the severance package offer described above in Section 7, please make sure to return a signed copy of this letter and the attached Full and Final Release of all Claims to me before 5:00 p.m. on April 10, 2022.

On behalf of the Company, I would like to express its appreciation for your service. Yours truly,

CHANGE HEALTHCARE CANADA COMPANY

______________________________

Linda K. Whitley-Taylor

EVP-CHC

Enclosed: Full and Final Release of All Claims

I have had ample opportunity to review and obtain independent legal advice regarding this letter and how its terms and conditions will affect my legal rights and the conclusion of my employment relationship with the Company, as well as the Full and Final Release of All Claims that was enclosed with it. If I did not do so, that is because I understood their terms and conditions and did not feel that I needed legal advice. Having carefully considered the matter, I am hereby voluntarily accepting the terms and conditions described in this letter. I understand and agree that I must sign and return the enclosed Full and Final Release of All Claims following my Termination Date (and before the applicable deadline) in order to receive the severance package described above in Section 6.

____________________________________________________________

Roderick O’ReillyDate

FULL AND FINAL RELEASE OF ALL CLAIMS

1.	RELEASE

IN CONSIDERATION of the Severance Package Offer described in the letter from CHANGE HEALTHCARE CANADA COMPANY to me dated April 9, 2022 (the “Severance Package Offer”) that exceeds my statutory entitlements, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, RODERICK O’REILLY do for myself and my heirs, executors, administrators and assigns (hereinafter collectively referred to as “I”), forever release, remise and discharge CHANGE HEALTHCARE CANADA COMPANY, its past, present and future parents, predecessors, subsidiaries and affiliates, and all of their principals, partners, officers, directors, employees, agents, counsel, insurers, successors and assigns (hereinafter collectively referred to as the “Company”) from any and all actions, causes of action, claims, debts, expenses, damages, or demands that I have ever had, now have, or could ever have, whether known or unknown, whether at common law or under any legislation, that in any way relate to:

a)	my employment with the Company;

b)	the termination of my employment and benefits, including but not limited to constructive termination, loss of position, loss of status, loss of future job opportunity, loss of bonuses; and

c)

any and all injuries, losses, or claims of any kind, including but not limited to general damages, special damages, punitive damages, aggravated damages, Wallace damages, damages for mental distress, and damages in relation to defamation, misrepresentation, salary, wages, reasonable notice, pay in lieu of reasonable notice, termination pay, severance pay, overtime pay, vacation pay, bonuses, incentive payments, equity, options or stock of any kind, expenses of any kind, allowances, short and long-term disability benefits, pension plan contributions and service accrual, savings plan contributions, life insurance, or any other benefits arising out of or in relation to my employment with the Company.

2.	NO ADMISSION OF LIABILITY

I acknowledge that the Severance Package Offer does not constitute any admission of liability or wrongdoing by or on behalf of the Company.

3.	HUMAN RIGHTS

I agree that I have had an opportunity to discuss or otherwise canvass with the Company and with legal counsel any and all human rights complaints, concerns, or issues, arising out of or with respect to my employment and/or the termination of it. I agree that my acceptance of the Severance Package Offer constitutes a full and final settlement of any existing, planned, or possible complaint(s) against the Company under the Human Rights Code up to and including the date on which I signed this Full and Final Release of All Claims. Accordingly, I have no complaints against the Company under the Human Rights Code and undertake to file no such complaints.

4.	EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, bonuses, vacation pay, general holiday pay, and any pay in respect of termination of employment that I am entitled to by virtue of the British Columbia Employment Standards Act (“ESA”). I acknowledge and understand that I have already received, or the Severance Package Offer will provide me with, everything to which I may be entitled under the ESA. I further acknowledge that signing this Full and Final Release of All Claims was not a condition of me receiving money to which I would otherwise be entitled under the ESA.  I have no complaints against the Company under the ESA and agree to make no such complaints.

5.	DISABILITY AND OTHER INSURANCE BENEFITS

I acknowledge that the Severance Package Offer includes full compensation and consideration for any loss of employment benefits, including any short- and/or long-term disability benefits. I agree that in the event that I become disabled after April 11, 2022, I shall not sue the Company or its insurers for disability or other insurance benefits, or for the loss of such benefits. I hereby release the Company from any obligations or liabilities relating to my employment benefits (other than the Company’s obligation to provide me with benefits coverage until the date(s) described in the Severance Offer, if applicable).

6.	INDEMNITY FOR TAXES, ETC.

I agree and understand that the Company will withhold income tax and other statutory deductions from the Severance Package Offer. I agree that I will indemnify and hold harmless the Company for any payments or penalties that the Company is required or ordered to pay as a result of the Company withholding insufficient income taxes or payroll deductions on my behalf in connection with the Severance Package Offer.

7.	COMPANY PROPERTY

I hereby acknowledge that I must return any Company property requested by Linda Whitley Taylor, no later than five (5) days following the Termination Date, as set out in Subsection 3 the letter dated April 9, 2022.

8.	NO PROCEEDINGS OR CLAIMS

I understand that by making the Severance Package Offer, the Company is attempting to resolve any and all outstanding issues or concerns that I may have had regarding my employment. Accordingly, I agree not to make any claims or commence any legal proceedings against the Company, or against any other individual or corporation which might claim contribution or indemnification from the Company, regarding the matters addressed in this Full and Final Release of All Claims. I also agree to refrain from encouraging any other individuals, especially any current or former employees of the Company, to make any claims or commence any legal proceedings against the Company. I agree and understand that this Full and Final Release of All Claims may be pleaded or relied upon by the Company, as a full and complete defense and may be used as a basis for an injunction against any claim or proceeding or other act or omission that may be made, commenced or continued in breach of the terms of this Full and Final Release of All Claims.

9.	NON-DISCLOSURE

I agree that I will not divulge or disclose, directly or indirectly, the Severance Package Offer, or the contents of this Full and Final Release of All Claims to any person, including but not limited to current or former employees of the Company, but I may make such disclosure to my immediate family and legal and financial advisors on the condition that they maintain confidentiality.

10.	NO DISPARAGING OR DEFAMATORY REMARKS

I understand that by making the Severance Package Offer, the Company is attempting to resolve any and all outstanding matters amicably. Accordingly, I agree to refrain from making any oral or written remarks about the Company, including about its personnel, that are untrue, defamatory, disparaging, or otherwise derogatory, or from engaging in conduct that is intended, or likely, to harm their reputations or relationships with employees or customers. I understand that this means that I must also refrain from making any negative remarks about my employment, or the termination of my employment, to any current or former employees of the Company.

11.	COOPERATION

I agree and understand that I shall now and in the future, fully and completely cooperate with the Company by providing whatever information is requested by the Company concerning my work projects and responsibilities while employed by it. I shall provide accurate written statements, affidavits, answers to written questions, deposition testimony, or testimony at trial or hearing, or any such other appearances and information as may be requested by the Company, in support of any claims or defenses in any court, tribunal or agency case now pending or anticipated. I understand that I will be reimbursed for reasonable expenses associated with such activity as approved by the Company

12.	BREACH

I agree that if I breach any of my obligations to the Company under the Severance Package Offer, or this Full and Final Release of All Claims, that I will forfeit and/or be required to repay the Enhanced Severance Payment made to me pursuant to the Severance Package Offer, and will be responsible for any additional damages incurred by the Company. (However, I will not have to repay any monies that the Company was required to pay to me pursuant to the ESA).

13.	GOVERNING LAW

I agree and understand that this Full and Final Release of All Claims shall be governed by the laws of British Columbia, Canada and the courts of British Columbia, Canada shall have exclusive jurisdiction to determine any disputes concerning this Full and Final Release of All Claims.

14.	UNDERSTANDING

I hereby declare that I have had the opportunity to obtain independent legal advice regarding the matters addressed in this Full and Final Release of All Claims and fully understand my obligations under it. I agree and acknowledge that if the facts in respect to which this Full and Final Release of All Claims is made prove to be other than or different than the facts known to me, or believed by me to be true, I expressly accept and assume the risk of the facts being different and agree that all the terms of this Full and Final Release of All Claims are not subject to termination, recession or variation by any discovery of any difference in facts. I hereby voluntarily accept the terms and conditions set out in this Full and Final Release of All Claims in order to fully and finally resolve, compromise, adjust and settle all claims or potential claims, as described above, that I have or might have against the Company.

DATED at_______________, British Columbia, this ___ day of April, 2022.

____________________________________________________

Witness (signature)Roderick O’Reilly

____________________________________________________________

Witness name (please print)

___________________________

Address

___________________________

Occupation